December 2009 Filed pursuant to Rule 433 dated December 16, 2009 relating to Preliminary Pricing Supplement No. 263 dated December 16, 2009 to Registration Statement No. 333-156423
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate
Unlike ordinary debt securities, the Buffered Currency-Linked Securities do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $1,000 security that you hold an amount in cash based upon the U.S. dollar/Japanese yen exchange rate, which we refer to as the exchange rate, expressed as the number of Japanese yen, which we refer to as yen, per one U.S. dollar, which we refer to as the dollar, as determined on the valuation date. The payment at maturity will be (i) greater than $1,000 per security if the dollar strengthens relative to the yen, (ii) equal to $1,000 per security if the dollar remains unchanged or weakens relative to the yen such that the currency performance value is greater than or equal to ‑10%, as described below, and (iii) less than $1,000 per security, and possibly zero, if the dollar weakens relative to the yen such that the currency performance value is less than ‑10%. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	December 18, 2009
Original issue date:	December 28, 2009 (5 business days after the pricing date)
Maturity date:	December 28, 2011
Interest:	None
Payment at maturity:
If the dollar has strengthened relative to the yen, which means the final exchange rate is greater than the initial exchange rate such that the currency performance value is positive:
$1,000 + leveraged upside payment; subject to the maximum payment at maturity
If the dollar remains unchanged or has weakened relative to the yen such that the currency performance value is less than or equal to zero but greater than or equal to ‑10%:
$1,000
If the dollar has weakened relative to the yen such that the currency performance value is less than ‑10%:
$1,000 + [$1,000 x (currency performance value + buffer amount) x downside factor]

Leveraged upside payment:	$1,000 x currency performance value x leverage factor
Currency performance value:	1 – (initial exchange rate / final exchange rate)
Leverage factor:	145%. The actual leverage factor will be determined on the pricing date but will not be less than 145%.
Buffer amount:	10%
Downside factor:	1.1111
Maximum payment at maturity:	$1,217.50 per security, or 121.75% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date but will not be less than $1,217.50 per security.
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	On any day, the rate for conversion of Japanese yen into one U.S. dollar (expressed as the number of Japanese yen per one U.S. dollar) as determined by reference to the reference source on such day.
Reference source:	Reuters page “WMRSPOT12”
Valuation date:	December 19, 2011
CUSIP / ISIN:	617482JS4 / US617482JS49
Listing:	The securities will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per securities	100%	$	$
Total	$	$	$
(1)	Certain fiduciary accounts will pay a purchase price of $ per security, and the placement agent with respect to sales made to such accounts will forgo any fees.
(2)
For additional information, see “Supplemental information regarding plan of distribution” on page 5 and “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering, the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement No. 263 dated December 16, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
JPMorgan
Placement Agent
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-233-1087.

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate

Investment Overview

Buffered Currency-Linked Securities

The Buffered Currency-Linked Securities due December 28, 2011, Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate (the “securities”) provide investors with an opportunity to gain enhanced exposure to the performance of the U.S. dollar (the “dollar”) relative to the Japanese yen (the “yen”), subject to the maximum payment at maturity, while providing limited protection against any depreciation of the dollar against the yen.

If, at maturity, the dollar has strengthened relative to the yen, which means the final exchange rate is greater than the initial exchange rate such that the currency performance value is positive, the investment will return par plus an amount based on 1.45x the currency performance value (e.g. a 10% currency performance value will return 100% of principal plus an additional 14.5% return), subject to the maximum payment at maturity.

If, at maturity, the dollar remains unchanged or has weakened relative to the yen such that the currency performance value is less than or equal to zero but greater than or equal to ‑10%, the payment at maturity per security will be the $1,000 stated principal amount.

If, at maturity, the dollar has weakened relative to the yen such that the currency performance value is less than ‑10%, the payment at maturity per security will be an amount that is less than the $1,000 stated principal amount of securities by an amount proportionate to the decline in the currency performance value below ‑10% times the downside factor of 1.1111.  There will be no interest payments on the securities.

Maturity:	2 Years
Leverage factor:	145%
Maximum payment at maturity:	$1,217.50 per security (121.75% of the stated principal amount)
Downside factor:	1.1111
Principal protection:	None

How Does the Dollar/Yen Exchange Rate Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The dollar/yen exchange rate is expressed as the number of units of Japanese yen per one U.S. dollar.  As a result, an increase in the exchange rate means that the Japanese yen has depreciated / weakened relative to the U.S. dollar.  This means that it takes more Japanese yen to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) Japanese yen can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Japanese yen has weakened relative to the U.S. dollar by 10%:

Pricing Date (# JPY / 1 USD)	Valuation Date (# JPY / 1 USD)
90.0000	100.0000

Conversely, a decrease in the exchange rate means that the Japanese yen has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer Japanese yen to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) Japanese yen can purchase more U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Japanese yen has strengthened relative to the U.S. dollar by 10%:

Pricing Date (# JPY / 1 USD)	Valuation Date (# JPY / 1 USD)
90.0000	81.8181

The actual dollar/yen exchange rates on the pricing date and valuation date will vary from those used in the examples above.

December 2009	Page 2

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate

Key Investment Rationale
This 2 year investment offers 1.45x leveraged participation in any positive currency performance value, subject to a maximum payment at maturity of $1,217.50 per security (121.75% of the stated principal amount), and provides a buffer against a negative currency performance value, as described herein. You will lose 1.1111% of your investment for each 1% decline in the currency performance value below ‑10%.  The actual leverage factor and maximum payment at maturity will be determined on the pricing date and will not be less than 145% and $1,217.50, respectively.

Leveraged Performance	145% participation in any positive currency performance value.
Payment Scenario 1
The dollar has strengthened relative to the yen, which means that the final exchange rate is greater than the initial exchange rate such that the currency performance value is positive, and, at maturity, the securities redeem for the stated principal amount of $1,000 plus 145% of the currency performance value, subject to a maximum payment at maturity of $1,217.50 per security (121.75% of the stated principal amount).

Payment Scenario 2
The dollar has remained unchanged or has weakened relative to the yen such that the currency performance value is less than or equal to zero but is greater than or equal to ‑10%, and, at maturity, the securities redeem for the stated principal amount of $1,000.

Payment Scenario 3
The dollar has weakened relative to the yen such that the currency performance value is less than ‑10% and, at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the decline in the currency performance value below ‑10% times the downside factor of 1.1111.  (Example: if the currency performance value is -20%, the securities will redeem for $888.89 or 88.89% of the stated principal amount.)  There is no minimum payment at maturity for the securities.

Summary of Selected Key Risks (see page 8)

▪	100% of the principal amount is at risk.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The securities are subject to the credit risk of Morgan Stanley.

▪	The securities are subject to currency exchange risk.

▪	The currency exposure achieved by the securities is limited to a single currency and therefore exposes you to significant non-diversified currency risk.

▪	Government intervention could materially and adversely affect the value of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Many unpredictable factors will affect the value of the securities.

▪	Even though currencies trade around-the-clock, the securities will not.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.

▪	Hedging and trading activity by affiliates of the issuer could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

December 2009	Page 3

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the currency performance value on the valuation date.  The securities are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December 18, 2009	December 28, 2009 (5 business days after the pricing date)	December 28, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Interest:	None
Denominations:	$1,000 per security and integral multiples thereof
Payment at maturity:
If the dollar has strengthened relative to the yen, which means the final exchange rate is greater than the initial exchange rate such that the currency performance value is positive:
$1,000 + leveraged upside payment; subject to the maximum payment at maturity
If the dollar remains unchanged or has weakened relative to the yen such that the currency performance value is less than or equal to zero but greater than or equal to ‑10%:
$1,000
If the dollar has weakened relative to the yen such that the currency performance value is less than ‑10%:
$1,000 + ($1,000 x (currency performance value + buffer amount) x downside factor)
The payment at maturity will not be less than $0.

Leveraged upside payment:	$1,000 x currency performance value x leverage factor
Currency performance value:	1 – (initial exchange rate / final exchange rate)
Leverage factor:	145%. The actual leverage factor will be determined on the pricing date but will not be less than 145%.
Buffer amount:	10%
Downside factor:	1.1111
Maximum payment at maturity:	$1,217.50 per security, or 121.75% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date but will not be less than $1,217.50 per security.
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	On any day, the rate for conversion of Japanese yen into one U.S. dollar (expressed as the number of Japanese yen per one U.S. dollar) as determined by reference to the reference source on such day.
Reference source:	Reuters page “WMRSPOT12”
Valuation date:	December 19, 2011
Risk factors:	Please see “Risk Factors” beginning on page 8.

December 2009	Page 4

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482JS4
ISIN:	US617482JS49
Minimum ticketing size:	10 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.
Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.  In particular, this treatment is subject to the potential application of Section 1256 of the Internal Revenue Code of 1986, as amended.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and
▪
upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be ordinary income or loss, unless an election to treat such gain or loss as capital gain or loss is available and validly made by the U.S. Holder.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Services (“MSCS”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking short positions in the yen, in futures or options contracts on the yen or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the yen, and, therefore, the exchange rate that must prevail with respect to the yen on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit Plan Investor Considerations:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Supplemental information regarding plan of distribution:
JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the securities and will receive a fee from us that will not exceed $15 per $1,000 principal amount of securities.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2009	Page 5

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate

Hypothetical Payouts on the Securities at Maturity
For each security, the following table and payoff diagram illustrate the payment at maturity on the securities for a range of hypothetical currency performance values.  The hypothetical returns on the securities set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The numbers appearing in the following table and payoff diagram have been rounded for ease of analysis.  The table and payoff diagram are based on the following hypothetical terms:
Stated principal amount:	$1,000
Hypothetical initial exchange rate:	88
Hypothetical leverage factor:	145%
Hypothetical maximum payment at maturity:	$1,217.50
Buffer amount:	10%

Initial Exchange Rate	Final Exchange Rate	Currency Performance Value	Payment at Maturity	Return on Securities
88	110.0000	20%	$1,217.50	21.75%
88	103.5294	15%	$1,217.50	21.75%
88	97.7778	10%	$1,145.00	14.50%
88	92.6316	5%	$1,072.50	7.25%
88	90.7216	3%	$1,043.50	4.35%
88	88.0000	0%	$1,000.00	0.00%
88	85.4369	-3%	$1,000.00	0.00%
88	83.8095	-5%	$1,000.00	0.00%
88	82.2430	-7%	$1,000.00	0.00%
88	80.0000	-10%	$1,000.00	0.00%
88	73.3333	-20%	$888.89	-11.11%
88	67.6923	-30%	$777.78	-22.22%
88	62.8571	-40%	$666.67	-33.33%
88	58.6667	-50%	$555.56	-44.44%
88	55.0000	-60%	$444.45	-55.56%
88	51.7647	-70%	$333.34	-66.67%
88	48.8889	-80%	$222.23	-77.78%
88	46.3158	-90%	$111.12	-88.89%
88	44.0000	-100%	$0.00	-100.00%

Payoff Diagram

Note: Investors will receive the hypothetical maximum payment at maturity of $1,217.50 at a currency performance value of 15%.  A currency performance value that is greater than 15% will not result in any greater return on the securities.

December 2009	Page 6

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based upon the currency performance value on the valuation date, determined as follows:

If the final exchange rate is greater than the initial exchange rate such that the currency performance value is positive:

$1,000    +    Leveraged Upside Payment; subject to the maximum payment at maturity of $1,217.50 per security

If the currency performance value is less than or equal to zero but greater than or equal to ‑10%: $1,000

If the currency performance value is less than ‑10%:

$1,000 + [$1,000    x    (Currency Performance Value    +    Buffer Amount)  x  Downside Factor]

Because the currency performance value is less than ‑10%, this payment will be less than the stated principal amount and could be zero.  There is no minimum payment at maturity on the securities.

December 2009	Page 7

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus.  You should consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest and provide for no minimum payment at maturity.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the dollar weakens relative to the yen such that the currency performance value is less than ‑10%, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount by an amount proportionate to the decline in the currency performance value below ‑10% times the downside factor of 1.1111.  For dollar investors, an investment in the securities increases the investor’s exposure to the dollar relative to the yen.  There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Securities at Maturity” on page 6.

▪
Your return on the securities is limited by the maximum payment at maturity.  The appreciation potential of the securities is limited by the maximum payment at maturity of no less than $1,217.50 per security, or 121.75% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides no less than 145% exposure to any positive currency performance value, because the payment at maturity will be limited to the maximum payment at maturity, a currency performance value greater than 15% (assuming the leverage factor of 145% and the maximum payment at maturity of $1,217.50) will not increase the return on the securities.  The actual leverage factor will be determined on the pricing date.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the securities.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The securities are subject to currency exchange risk.  Fluctuations in the exchange rate between the yen and the dollar will affect the value of the securities.  The exchange rate between the yen and the dollar is the result of the supply of, and the demand for, the yen and the dollar.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Japan and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in Japan and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by Japan and the United States and other countries important to international trade and finance.

▪
The currency exposure achieved by the securities is limited to a single currency and therefore exposes you to significant non-diversified currency risk.  The securities are linked to the performance of a single underlying currency, the Japanese yen, and therefore, are subject to risk of significant adverse fluctuations in the performance of the Japanese yen relative to the U.S. dollar. By offering these securities, we are not expressing a view as to whether the Japanese yen will appreciate or depreciate against the U.S. dollar and we or our affiliates may release research or recommendations that are inconsistent with purchasing or holding the securities. The securities do not provide diversified exposure to currencies generally.

▪
Government intervention could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by governments or monetary authorities, or left to float freely.  Governments, including those of Japan and the United States, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

December 2009	Page 8

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Many unpredictable factors will affect the value of the securities.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

▪	the exchange rate at any time;

▪	the volatility (frequency and magnitude of changes in value) of the exchange rate;

▪	interest and yield rates in the U.S. and Japan;

▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the yen or currency markets generally and that may affect the final exchange rate;

▪	the availability of comparable instruments;

▪	intervention by the governments of Japan and the U.S.;

▪	the time remaining until the securities mature; and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the dollar has weakened relative to the yen or if interest rates rise.

You cannot predict the future performance of the dollar/yen exchange rate based on its historical performance.  We cannot guarantee that the dollar will strengthen relative to the yen so that you will receive at maturity an amount in excess of the stated principal amount of the securities.

▪
Even though currencies trade around-the-clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  The hours of trading for the securities, if any trading market develops, will not conform to the hours during which foreign currencies such as the yen are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the final exchange rate used to calculate the amount payable to you at maturity.  There is no regulatory requirement that those quotations be firm, or that they be revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an

December 2009	Page 9

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate investor in the securities. As calculation agent, MSCS will determine the initial exchange rate, the final exchange rate, the currency performance value, the leveraged upside payment and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of the exchange rate in the event of the discontinuance of reporting of the exchange rate, may affect any payout to you at maturity. See the section of the accompanying preliminary pricing supplement called “Description of Securities—Exchange Rate.”

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Hedging and trading activity by affiliates of the issuer could potentially adversely affect the value of the securities.  We expect that MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the yen and/or the dollar), including trading in futures, forwards and/or options contracts on the yen and/or the dollar as well as in other instruments related to the yen and/or the dollar.  MS & Co. and some of our other subsidiaries also trade the yen and the dollar and other financial instruments related to the yen and the dollar on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we price the securities for initial sale to the public could potentially increase the initial exchange rate and, therefore, increase the level of the exchange rate on the valuation date before you would receive a payment at maturity that exceeds the principal amount of the securities.

Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rate on the valuation date and, accordingly, the amount of cash, if any, you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, it is possible that a U.S. Holder may be required to “mark-to-market” the securities and recognize gain or loss at the close of each taxable year for which it holds the securities as if the securities were sold for their fair market value on the last day of such taxable year.  Alternatively, the IRS could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  The risk that buffered securities would be recharacterized for U.S. federal income tax purposes, as debt instruments rather than as an open transaction, is higher than with other non-principal protected currency-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.   Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

December 2009	Page 10

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate

Historical Information
The following table sets forth the published high, low and end-of-quarter daily U.S. dollar/Japanese yen exchange rates for each quarter in the period from January 1, 2004 through December 15, 2009.  The related graph sets forth the dollar/yen exchange rate (expressed as the number of yen per one dollar) for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the initial exchange rate or the final exchange rate.  You cannot predict the future performance of the exchange rate based on its historical performance.
JPY (# JPY / 1 USD)	High	Low	Period End
2004
First Quarter	112.0400	104.2200	104.2200
Second Quarter	114.5100	103.6800	108.7700
Third Quarter	111.9900	108.1900	110.0500
Fourth Quarter	111.3500	102.0800	102.6300
2005
First Quarter	107.5700	102.0500	107.1500
Second Quarter	110.9200	104.4600	110.9200
Third Quarter	113.5100	109.1600	113.5100
Fourth Quarter	121.0400	113.3000	117.7500
2006
First Quarter	119.0400	114.1500	117.7800
Second Quarter	118.6900	109.7400	114.4400
Third Quarter	118.1800	114.0200	118.1800
Fourth Quarter	119.7800	114.8800	119.0500
2007
First Quarter	121.9400	115.5300	117.8300
Second Quarter	123.8900	117.8600	123.1700
Third Quarter	123.4100	113.3800	114.8100
Fourth Quarter	117.6100	107.4100	111.7500
2008
First Quarter	111.6400	97.3300	99.6900
Second Quarter	108.2200	100.9500	106.2100
Third Quarter	110.5300	104.1800	106.1100
Fourth Quarter	105.7100	87.2400	90.6400
2009
First Quarter	99.1500	88.7500	98.9600
Second Quarter	100.9900	94.4100	96.3600
Third Quarter	97.5700	89.6300	89.7000
Fourth Quarter (through December 15, 2009)	92.1900	86.4100	89.6100

U.S. dollar/Japanese yen Exchange Rate Historical High, Low and Period-End Exchange Rates January 1, 2004 through December 15, 2009

December 2009	Page 11